CODE OF ETHICS

March 2022

Revolution Code of Ethics

1.INTRODUCTION

This Code of Ethics (“Code”) is adopted in compliance with the requirements of U.S. securities laws applicable to registered investment advisers and registered investment companies. As a registered investment adviser, Revolution Capital Advisors, LLC. (“Revolution”) is required by Rule 204A-1 under the Investment Advisers Act of 1940, as amended (“Advisers Act”), to adopt a code of ethics which, among other things, sets forth the standards of business conduct required of you and requires you, as an Access Person, to comply with the federal securities laws. Similarly, each registered investment company and its adviser and principal underwriter must adopt a code of ethics pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended (“1940 Act”). In conformity with these rules, this Code is adopted by Revolution , in its role as a registered investment adviser to a registered investment company (the “Fund”). Reasonable exceptions to this Code may be made at the discretion of Revolution’s Chief Compliance Officer (“CCO”).

2.STANDARDS OF BUSINESS CONDUCT

We seek to foster a reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in us by our clients, including individual accounts as well as the Fund (collectively, “Clients”) and their investors, is something we value and endeavor to protect. To further that goal, we have adopted this Code and implemented policies and procedures to prevent fraudulent, deceptive and manipulative practices and to ensure compliance with the federal securities laws and the fiduciary duties owed to our Clients.
We are fiduciaries to our Clients. As such, we have affirmative duties of care, honesty, loyalty and good faith to act in the best interests of our Clients. Our Clients’ interests are paramount to and come before our personal interests. You are also expected to behave as a fiduciary with respect to our Clients. This means that you must render disinterested advice, protect Client assets (including nonpublic information about a Client or a Client’s account) and act always in the best interest of our Clients. We must also strive to identify and avoid conflicts of interest, however such conflicts may arise.
You must not:
•employ any device, scheme or artifice to defraud a Client;
•make to a Client, or any investor or prospective investor in the Fund, any untrue statement of a material fact or omit to state to a Client, or any investor or prospective investor in the Fund] a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;
•engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon a Client, or any investor or prospective investor in any managed Fund;
•engage in any manipulative practice with respect to a Client, or any investor or prospective investor in the Fund;
•use your position, or any investment opportunities presented by virtue of your position, to personal advantage or to the detriment of a Client; or
•conduct personal trading activities in contravention of this Code or applicable legal principles or in such a manner as may be inconsistent with the duties owed to Clients as a fiduciary.

Revolution Code of Ethics

To assure compliance with these restrictions and the federal securities laws, as defined in this Code, we have adopted, and agreed to be governed by, the provisions of this Code in addition to the procedures contained in our Compliance Manual. However, you are expected to comply not merely with the “letter of the law”, but with the spirit of the laws, this Code and our Compliance Manual.
Should you have any doubt as to whether this Code applies to you, you should contact the CCO.

3.DEFINITIONS

As used in the Code, the following terms have the following meanings:
A.Access Persons include: (1) any director or officer of the Adviser; (2) any Supervised Person of the Adviser who (a) has access to nonpublic information regarding any Client’s purchase or sale of securities, or portfolio holdings of any managed fund; or (b) is involved in making securities recommendations to Clients or has access to such recommendations that are nonpublic; this includes access to running the fund portfolio model, and (3) any other person who the CCO determines to be an Access Person. For purposes of this Code, Revolution has determined that all employees are Access Persons. The CCO will determine on a case-by-case basis whether other individuals (e.g., interns, temporary and/or contract employees) are Access Persons or are otherwise subject to this Code. See Appendix A for a list of Access Persons. Access Persons subject to another Code of Ethics, reviewed by the CCO, are not subject to the requirements under this Code.

B.Automatic Investment Plan means any program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including, but not limited to, any dividend reinvestment plan (DRIP).

C.Beneficial Ownership generally means having a direct or indirect pecuniary interest in a security and is legally defined to be beneficial ownership as used in Rule 16a-1(a)(2) under Section 16 of the Securities Exchange Act of 1934, as amended (“Exchange Act”). However, any transactions or holdings reports required under this Code may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security or securities to which the report relates. An Access Person is deemed to be the Beneficial Owner of accounts held in the name of the Access Person’s immediate family members (including any relative by blood or marriage living in the employee’s household) and any account where the Access Person has direct or indirect beneficial interest (including trust accounts if the Access Person have influence or control over the account.

D.Chief Compliance Officer or CCO means Revolution’s Chief Compliance Officer, as designated on Form ADV, Part 1, Schedule A, or the CCO’s designee, as applicable.

E.Federal Securities Laws means: (1) the Securities Act of 1933, as amended (“Securities Act”); (2) the Exchange Act; (3) the Sarbanes-Oxley Act of 2002; (4) the Advisers Act; (5) Title V of the Gramm-Leach-Bliley Act; (6) any rules adopted by the SEC under the foregoing statutes; (8) the
Revolution Code of Ethics

Bank Secrecy Act, as it applies to investment advisers; and (9) any rules adopted under relevant provisions of the Bank Secrecy Act by the SEC or the Department of the Treasury.

F.Initial Public Offering or IPO means an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Exchange Act Sections 13 or 15(d).

G.Limited Offering means an offering that is exempt from registration under the Securities Act Sections 4(2) or 4(6) or pursuant to Securities Act Rules 504, 505 or 506. Limited Offerings of securities issued by Revolution, or a Client, are included in the term Limited Offering.

H.Purchase or Sale of a Security includes, among other things, the writing of an option to purchase or sell a security.

I.Reportable Fund means any 1940 Act registered open-end investment company for which Revolution serves as investment adviser as defined in Section 2(a)(2) of the 1940 Act, or any 1940 Act registered investment company whose investment adviser or principal underwriter controls Revolution, is controlled by Revolution or is under common control with Revolution.

J.Reportable Security means any security as defined in Advisers Act Section 202(a)(18) and 1940 Act Section 2(a)(36) except (1) direct obligations of the Government of the United States; (2) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (3) shares issued by money market funds; (4) shares issued by open-end funds other than Reportable Funds; and (5) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds.

K.Security Held or to be Acquired means any Reportable Security which, within the most day, (1) is or has been held by a Client, or (2) is being or has been considered by a Client or the Adviser for purchase by a Client. This definition also includes any option to purchase or sell, and any security convertible into or exchangeable for, a Reportable Security.

L.Supervised Person of the Adviser means any partner, officer, director, or employee of Revolution; and any other person who provides investment advice on behalf of Revolution and is subject to the supervision and control of Revolution. Contractors and consultants may, in certain circumstances, be deemed to be Supervised Persons.

Revolution Code of Ethics

4.SUBSTANTIVE RESTRICTIONS

A.Blackout Period. You should not buy or sell a Reportable Security before any trades in the security are made for Client accounts on any given trading day. The price paid or received by a Client account for any security should not be affected by a buying or selling interest on the part of an Access Person, or otherwise result in an inappropriate advantage to the Access Person.

You should not purchase or sell directly or indirectly, any security in which you have, or by reason of such transactions acquires, any direct or indirect beneficial ownership if such security to your actual knowledge at the time of such purchase or sale:

(1)is being considered for purchase or sale by the Fund;
(2)is in the process of being purchased or sold by the Fund; or
(3)is or has been held by the Fund within the most recent 15-day period

B.IPO and Limited Offering Restrictions. You must not acquire any securities issued as part of an IPO or a Limited Offering, absent prior approval by the CCO. See Exhibit A for a form that may be used for this purpose.
Any such approval will take into account, among other factors, whether the investment opportunity should be reserved for a Client and whether the opportunity is being offered to you because of your position with Revolution. Once pre-approval has been granted, the pre-approved transaction is valid (24) twenty-four hours. You should disclose your interests if involved in considering an investment in such securities for a Client. Any decision to acquire the issuer’s securities on behalf of a Client shall be subject to review by Supervised Persons with no personal interest in the issuer.
C.Other Trading Restrictions. You should not: (1) hold more than 5% of the outstanding securities of a single company without the approval of the CCO; or (2) engage in frequent trading in securities (e.g., day trading).

D.Short-Swing Profits. You should not engage in short-term trading in Reportable Securities. Short-term trading is defined as buying and selling or selling or buying a Reportable Security within a sixty-day calendar period.

E.Gift Policy. You should not give or accept gifts from any entity doing business with or on behalf of Revolution or the Fund in contravention of our gift policy, as contained in our Compliance Manual.

F.Political Contributions. You are discouraged from making political contributions to public or elected officials, candidates running for office or political parties. You should not make any political contribution exceeding $350 in an election in which you can vote or exceeding $150 in an election in which you cannot vote. All political contributions of any amount should be reported in advance to the CCO. See Exhibit B for a form that may be used for this purpose. Please refer to the policies and procedures related to political contributions in our Compliance Manual.

Revolution Code of Ethics

G.Conflicts of Interest. You should provide disinterested advice and any relevant potential personal or business conflicts of interest should be disclosed to the CCO and, where appropriate, “Chinese Wall” procedures should be utilized to avoid potential conflicts of interest. You should avoid engaging in any activity which might reflect poorly upon you or us or which would impair your ability to discharge your duties with respect to us and our Clients.

H.Fair Treatment. You should avoid taking any action which would favor one Client or group of Clients over another in violation of our fiduciary duties and applicable law. You should comply with relevant provisions of our Compliance Manual designed to detect, prevent or mitigate such conflicts.

I.Service as Outside Director, Trustee or Executor. You should not serve on the boards of directors of publicly traded companies, or in any similar capacity, absent the prior approval of such service by the CCO following the receipt of a written request for such approval. In the event such a request is approved, “Chinese Wall” procedures should be utilized to avoid potential conflicts of interest. Other than by virtue of their position with Revolution or with respect to a family member, you should not serve as a trustee, executor or fiduciary. Similarly, you should not serve on a creditor’s committee. Prior to accepting any position with a public company, you should obtain approval from the CCO. The CCO will ensure that any such position complies with the ETF Series Solutions Trust policy regarding service as a director on a board of a company which is a portfolio holding.

J.Forfeitures. If there is a violation of this Code, the CCO will determine whether any profits should be forfeited and should be paid to one or more Clients for the benefit of the Client(s) or to a charitable organization. The CCO will determine whether gifts accepted in violation of paragraph E need to be forfeited, if practicable, and/or dealt with in any manner determined appropriate and in the best interests of our Clients.

K.Reporting Violations. If you believe that a violation of this Code has taken place, you must promptly report that violation to the CCO. To the extent that such reports are provided to a designee, the designee shall provide periodic updates to the CCO with respect to violations reported. You may make these reports anonymously and no adverse action shall be taken against you making such a report in good faith.

L.Waivers. The CCO may grant waivers of any substantive restriction in appropriate circumstances (e.g., personal hardship) and will maintain records necessary to justify such waivers.

M.Brokerage Accounts. You should disclose all investment accounts in which you may trade any security to the CCO.

Revolution Code of Ethics

5.PRE-CLEARANCE AND REPORTING PROCEDURES

A.Pre-clearance. You should seek pre-clearance before trading in:

(1)any securities issued as part of an IPO or a Limited Offering, or
(2)any equity security.
See Exhibit A for a form that may be used for this purpose. The CCO will review pre-clearance requests against the restrictions outlined in this Code. We may, from time to time and in the sole discretion of the CCO, maintain a “Restricted List” of securities in which you should not trade.

B.Pre-clearance Exceptions. Pre-clearance requirements do not apply to purchases or sales effected in any account over which you have no direct or indirect influence or control. You should consult the CCO if there are any questions.

C.Required Reports. Initial and Annual Holdings Reports. You must submit to the CCO a report: (i) not later than ten (10) days after becoming an Access Person, reflecting your holdings as of a date not more than 45 days prior to becoming an Access Person; and (ii) annually, on a date selected by the CCO, as of a date not more than 45 days prior to the date the report was submitted. The CCO will send an initial and annual electronic certification request.

D.Holdings reports must contain or reference reports that include the following information:

(1)the title and type of security and as applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which you have any direct or indirect Beneficial Ownership;
(2)the name of any broker, dealer or bank with which you maintain an account in which any securities are held for your direct or indirect benefit. (Note that even those accounts that hold only non-Reportable Securities and accounts which are managed by a third-party must be included); and
(3)the date you submit the report.

Broker account statements containing all required information are acceptable as an attachment to the initial and annual certification, if submitted timely. To the extent that a brokerage statement or confirmation lacks some of the information otherwise required to be reported, you may submit the missing information as a supplement to the statement or confirmation.

E.Quarterly Reports. Within 30 days after the end of each calendar quarter, you must submit a report to the CCO covering all transactions in Reportable Securities. The CCO will send a quarterly electronic certification request.

F.Quarterly transaction reports must contain or reference reports that include the following information:
Revolution Code of Ethics

(1)the date of the transaction, the title and, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each Reportable Security involved;
(2)the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
(3)the price of the security at which the transaction was effected;
(4)the name of the broker, dealer or bank with or through which the transaction was effected; and
(5)the date you submit the report.
Brokerage account statements or trade confirmations containing all required information are acceptable as an attachment to the quarterly certification, if submitted timely. To the extent that a brokerage statement or confirmation lacks some of the information otherwise required to be reported, you may submit the missing information as a supplement to the statement or confirmation.

G.Exceptions to Reporting Requirements. The reporting requirements of this Code apply to all transactions in Reportable Securities other than:

(1)transactions with respect to securities held in accounts over which you had no direct or indirect influence or control; and
(2)transactions effected pursuant to an Automatic Investment Plan or DRIP.

H.Duplicate Statements or Transaction Feeds. With respect to each brokerage account in which you have any direct or indirect beneficial interest, you may choose to arrange that the broker shall provide directly to the CCO :

(1)duplicate copies or data feed access of each transaction in a Reportable Security in such account and
(2)data feed access or copies of periodic statements with respect to the account, provided, however, that such information need not be provided for transactions involving Non-Reportable Securities.

I.See Exhibit C for a form of duplicate account statement request letter that may be used for this purpose.

J.Discretionary Accounts. Quarterly transaction reporting and pre-clearance of equity securities are not required for accounts in which you do not have direct or indirect control, provided that, upon the initial reporting of such accounts and thereafter on a quarterly basis, you certify that you do not have direct or indirect control. You are required to seek pre-clearance of IPOs and limited offerings for such accounts. You are not required to comply with the short-term trading restrictions for such accounts.
In the event the discretion over the account changes such that you have direct or indirect control, you must promptly report to the CCO and begin providing quarterly account statements, pre-clearing equity transactions and adhering to the short-term trading restrictions.

Revolution Code of Ethics

You will generally be deemed to have “direct or indirect influence or control” over any account in which you:

(1)Direct the purchases and/or sales of investments;
(2)Suggest purchases and/or sales of investments to the trustee or third-party discretionary manager; or
(3)Consult with a trustee or third-party discretionary manager as to the particular allocation of investments to be made in the account and the manager acts upon such consultation.
Please note that granting a third-party discretionary investment authority over an account does not, by itself, exempt an account from the reporting requirements. Similarly, trusts over which you are the grantor or beneficiary may also be subject to the reporting requirements, regardless of whether a trustee has management authority. Revolution will conduct additional due diligence to determine whether you may have any direct or indirect influence or control over the investment decisions of such accounts, which may include:

(1)Evaluating the relationship between you and the person managing the account;
(2)Requesting completion of periodic certifications by the you or third-party managers regarding your influence over the account;
(3)Requesting periodic completion of holdings or transaction reports to identify transactions that would have been prohibited pursuant to this Code, absent reliance on the reporting exemption; or
(4)Periodically request statements for accounts managed by third-parties where there is no identified Direct or Indirect Influence or Control over the investment decisions in an account.
If you are unsure as to whether an account is qualified for the exemption, you should consult with the CCO. In the event it is determined that you may have direct or indirect influence or control over investment decisions, you will be required to provide account statements as required with any reportable account.

K.Prohibition on Self Pre-clearance. You should not pre-clear your own trades, review your own reports or approve your own exemptions from this Code. When such actions are to be undertaken with respect to a personal transaction of the CCO, the Chief Executive Officer (“CEO”) will perform such actions as are required of the CCO by this Code.

6.NOTIFICATION AND CERTIFICATIONS

The CCO will provide notice to you of your status under this Code. Additionally, you will be provided a copy of any Code amendments. After reading the Code or amendment, you shall make the requested certification . Annual certifications are due within thirty (30) days after the end of each calendar year. Certifications with respect to amendments to the Code must be returned to the CCO within a reasonably prompt time.

Revolution Code of Ethics

7.REVIEW OF REQUIRED CODE REPORTS

A.Reports required to be submitted pursuant to the Code will be reviewed by the CCO on a periodic basis. The CCO will provide an annual report to the Fund Board.

B.Any material violation or potential material violation of the Code must be promptly reported to the CCO. The CCO will investigate any such violation or potential violation and report violations the CCO determines to be “material” to the CEO and/or the Fund Board, as appropriate, with a recommendation of such action to be taken against any individual who is determined to have violated the Code, as is necessary and appropriate to cure the violation and prevent future violations. Other violations shall be handled by the CCO in a manner the CCO deems to be appropriate. However, sanctions more severe than a warning or censure should be approved by the CEO.

C.The CCO will keep a written record of all investigations in connection with any Code violations including any action taken as a result of the violation.

D.Sanctions for violations of the Code include: verbal or written warnings and censures, monetary sanctions, disgorgement or dismissal. Where a particular Client has been harmed by the violative action, disgorgement may be paid directly to the Client; otherwise, monetary sanctions shall be paid to an appropriate charity determined by the CEO or CCO.

8.RECORDKEEPING AND REVIEW

This Code, a record of all certifications of an Access Person’s receipt of the Code or any amendments thereto, any written prior approval for a Reportable Securities transaction given pursuant to this Code, a copy of each report by an Access Person, a record of any violation of the Code and any action taken as a result of the violation, any written report hereunder by the CCO, and lists of all Access Persons required to make and/or review reports under the Code shall be preserved with the Adviser’s records, for the periods and in the manner required by Advisers Act and the 1940 Act. To the extent appropriate and permissible, the CCO may choose to keep such records electronically.
The CCO shall review this Code and its operation annually and may determine to make amendments to the Code as a result of that review. Material and non-material amendments to this Code should be made and distributed as described in this Code.
Revolution Code of Ethics

Appendix A: Access Persons

Names	Titles
Harry Gobora	President, CEO and Manager
Caitlin Connell	CCO
Warren Raiti	Managing Director and Manager
Jourdan Frain	Manager
Revolution Code: Appendix A

EXHIBIT A
Revolution Capital Advisors, LLC

Personal Trading Request and Authorization Form

Access Person Name:    _______________________________

Person On Whose Behalf Trade is Being Done (if different): _____________________________

Broker: ___________________    Brokerage Account Number: ________________________

Reportable Security: ________________________________
            Company Name, Type of Security

Ticker Symbol or CUSIP: __________

Number of Shares or Units:                 Price per Share or Unit:

Approximate Total Price:                 Buy or Sell:

I hereby certify that all of the following information is true and complete:

To the best of my knowledge, the requested transaction is consistent with the letter and spirit of the Code of Ethics and applicable law.

_______________________________________    ________________
Signature                        Date

When signed and dated by the CCO, this authorization is approved for this transaction only and is effective for 24 hours from the time written below unless you are notified otherwise by the CCO. A record of this transaction will be kept by the CCO in confidential files.

                                                  a.m.
_______________________________________    ________________    ______________p.m.
CCO                            Date            Time

Revolution Code: Exhibit A

EXHIBIT B
Revolution Capital Advisors, LLC

Political Contribution Authorization Request Form

You are permitted to pursue legitimate political activities and to make political contributions to the extent permitted under U.S. law. However, you and your immediate family members (including any relative by blood or marriage living in your household) are prohibited from making contributions to U.S. state or local officials or candidates for state or local office if those contributions are intended to influence the award or retention of municipal finance business or any other business.

You are deemed to be covered by this policy as a “Covered Person.” As a Covered Person you are generally permitted to contribute:

(i)up to $350 to an official per election (with primary and general elections counting separately), if you are entitled to vote for the official at the time of the contribution, and

(ii)up to $150 to an official per election (with primary and general elections counting separately), if you are not entitled to vote for the official at the time of the contribution.

You may not circumvent these rules by having your spouse or other member of your household make a contribution on your behalf.

Please complete the following information and submit it to the Chief Compliance Officer for review. Only one political contribution request per form.

IMPORTANT INFORMATION:    Do not make the political contribution unless you are advised that the pre-clearance has been approved.

Name of Contributor: __________________________________________________________

Full Name and title (if applicable) of Campaign/Candidate or Political Action Committee (“PAC”):

______________________________________________________________________________

Level of Office (i.e., city, county, state): _______________________________________________

Municipality: __________________________________________

Amount of Intended Contribution: _________________________________

Signature of Associate: __________________________________

Date Submitted: _____________________________

Revolution Code: Exhibit B

EXHIBIT B

COMPLIANCE USE ONLY

______ Approved ______ Not Approved

Signature of CCO: _____________________________________

Date of Review: ________________________________

Revolution Code: Exhibit B

EXHIBIT C

Revolution Capital Advisors, LLC
Form of Brokerage Letter

[Date]
[Broker Name]
[Address]

Re: Account No. _______________________ Account Name ___________________________

Dear [Broker Name],

As of [Date], please send to Revolution Capital Advisors, LLC., a duplicate confirmation of each transaction in the above-named account and a duplicate brokerage account statement for the above-named account.

Please mail the confirmations and account statements to:

Thank you for your prompt attention to this matter.

Sincerely,

[Your name]

cc: Chief Compliance Officer